Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Chris Steak House, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-127681) on Form S-8 of Ruth’s Chris Steak House, Inc. of our reports dated March 11, 2008, with respect to the consolidated balance sheets of Ruth’s Chris Steak House, Inc. and subsidiaries as of December 31, 2006 and December 30, 2007, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for the fifty-two weeks ended December 25, 2005, fifty-three weeks ended December 31, 2006, and fifty-two weeks ended December 30, 2007, and the effectiveness of internal control over financial reporting as of December 30, 2007, which reports appear in the December 30, 2007, annual report on Form 10-K of Ruth’s Chris Steak House, Inc.

Our report on the consolidated financial statements dated March 11, 2008, contains an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, in fiscal year 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in fiscal year 2007.

/s/ KPMG LLP

Orlando, Florida

March 11, 2008

Certified Public Accountants